Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

February 6, 2014

Quarterly Distribution Report No. 196

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution Report is for the third quarter of 2013 (the “Q3 Distribution Period”).

The Trust received $148,922 (or $0.5362 per Trust Unit) from EMI Mills Music, Inc., an affiliate of EMI Music Publishing (“EMI”), for the Q3 Distribution Period as compared to $166,467 (or $0.5994 per Trust Unit) for the third quarter of 2012.

Upon receipt of the payment for the Q3 Distribution Period, the Trust was holding a total of $334,443 in reserve for the payment of unpaid administrative Trust expenses for services rendered to the Trust (“Trust Expenses”) in accordance with the Trust’s governing document, the Declaration of Trust, dated December 3, 1964. In December 2013 the Trust paid $313,637 in Trust Expenses for third party invoices, leaving a balance of $20,806, which the Trustees of the Trust have decided to hold in reserve to pay additional Trust Expenses. As of December 31, 2013 the Trust had approximately $126,747 of Trust Expenses.

As a result, the Trust will not make any distributions to Unit Holders for the Q3 Distribution Period.

In comparison, after administrative expenses, the distribution for the third quarter of 2012 was $58,728 (or $0.2115 per Trust Unit). For the twelve months ended December 31, 2013, the Trust’s distributions amounted to $80,240 (or $0.2889 per Trust Unit) as compared to $555,556 (or $2.0005 per Trust Unit) for the twelve months ended December 31, 2012. Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report is disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution by the Trust during the three months and twelve months ended December 31, 2013 and December 31, 2012 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2013		Per Unit*

Gross royalty income collected by EMI for the period	$566,439

Less: Related royalty expense	261,746
Amount deducted by EMI	155,771
Adjustment for copyright renewals, etc.	—

	417,517

Balance as reported by EMI	$148,922

Payment received by Trust	$148,922		$.5362
Funds held for payment of expenses	185,521		.6680
Less: Fees and expenses Paid in December 2013 to the Registrar – Transfer Agent and other administration expenses Paid in December 2013	(313,637)		(1.1292)

Reserve for future expenses**	(20,806)		(.0750)

Balance available for distribution	$-0-		$-0-

Distribution per Unit*		$-0-

*	Based on the 277,712 Trust Units outstanding.
**	Will be applied against Trust expenses, which include unpaid third party invoices received by the Trust as of December 31, 2013, totalling $126,747.

Three Months Ended December 31, 2012		Per Unit*	Twelve Months Ended December 31, 2013		Per Unit	Twelve Months Ended December 31, 2012		Per Unit*

$535,927			$2,521,671			$3,387,223

222,080			1,160,140			1,603,115
147,380			739,701			937,299
—			114,000			—

369,460			2,013,841			2,540,414

$166,467			$507,830			$846,809

$166,467		$.5994	$507,830		$1.8286	$846,809		$3.0492

107,739		.3879	(406,784)		(1.4647)	291,253		1.0487

			(20,806)		(.0750)

$58,728		$.2115	$80,240		$.2889	$555,556		$2.0005

	$.2115			$.2889			$2.0005